SECURITIES ACT (QUÉBEC)
Report pursuant to Section 189.1.3 of the Regulation
1.	Name and address of the Offeree Company:
Goldbelt Resources Ltd. (“Goldbelt”)
15th Floor
1040 West Georgia Street
Vancouver, British Columbia V6E 4H8
2.	Name and address of the Offeror:
Wega Mining Inc. (“Wega”)
Suite 1208
1328 Homer Street
Vancouver, British Columbia V6B 6A7
3.	Designation of the securities that are subject to the bid:
All of the issued and outstanding common shares (“Common Shares”) of Goldbelt.
4.	Date of bid:
November 5, 2007.
5.	Maximum number of securities of the class subject to the bid which are sought by the Offeror:
All of the issued and outstanding Common Shares of Goldbelt, including Common Shares that may become issued and outstanding after the date of the Offer but before the expiry time of the Offer pursuant to performance rights entitling holders to obtain
Common Shares and upon the conversion, exchange or exercise of options or other securities of Goldbelt that are convertible into or exchangeable or exercisable for
Common Shares.
6.	Value, in Canadian dollars, of the consideration offered per security:
The offer price is $1.55 cash per Common Share.
7.	Fee payable in respect of the bid, as calculated under Section 271.4:
$5,073.17, based on 0.02% of 25% of (Cdn.$1.55 x 65,460,316 Common Shares).

DATED November 5, 2007.

WEGA MINING INC.
By:	/s/ Ron MacArthur
Ron MacArthur
Chief Executive Officer, Chief Financial Officer & Secretary